Exhibit 3.1

CERTIFICATE OF FORMATION

OF

FORBES ENERGY SERVICES LTD.

The corporation is being incorporated pursuant to a plan of conversion. The converting entity is Forbes Energy Services Ltd., an entity formed under the laws of Bermuda (“Forbes Bermuda”) on April 9, 2008, with its principal place of business at 3000 South Business Highway 281, Alice, Texas 77382. As provided in Section 10.106 of the Texas Business Organizations Code (the “TBOC”), the existence of corporation shall be deemed to have commenced on the date that the corporate existence of Forbes Bermuda commenced and the corporation shall be deemed to be the same legal entity as Forbes Bermuda.

ARTICLE ONE

NAME

The name of the entity is Forbes Energy Services Ltd.

ARTICLE TWO

TYPE OF ENTITY

The type of filing entity being formed is a Texas for-profit corporation.

ARTICLE THREE

DURATION

The period of the corporation’s duration is perpetual.

ARTICLE FOUR

PURPOSE

The purpose for which the corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code. The corporation is specifically authorized to conduct operations in Mexico, including the rendering of services contemplated in any contracts with Mexican governmental organisms or entities, to the extent granted, but not including the drilling of oil and gas wells or the constructions of pipelines for oil or its derivatives unless the corporation has first received all necessary authorizations from the relevant Mexican authorities.

ARTICLE FIVE

INITIAL REGISTERED OFFICE AND AGENT

The address of the initial registered office of the corporation is 800 Brazos Street, Suite 400, Austin, Texas 78701 and the name of its initial registered agent at such address is Capitol Services Inc.

ARTICLE SIX

BOARD OF DIRECTORS

The number of directors constituting the initial Board of Directors is six, and the names and addresses of the person who are to serve as directors until the first annual meeting of the shareholders or until his successor is elected and qualified are:

NAME	ADDRESS

John E. Crisp	3000 South Business Highway 281, Alice, Texas 78332

Charles C. Forbes	3000 South Business Highway 281, Alice, Texas 78332

Dale W. Bossert	3000 South Business Highway 281, Alice, Texas 78332

Travis H. Burris	3000 South Business Highway 281, Alice, Texas 78332

Janet L. Forbes	3000 South Business Highway 281, Alice, Texas 78332

William W. Sherrill	3000 South Business Highway 281, Alice, Texas 78332

ARTICLE SEVEN

CAPITAL STOCK

The total number of shares of all classes of stock that the corporation is authorized to issue is fifty-five million (55,000,000) shares, consisting of one hundred twelve million five hundred thousand (112,500,000) shares of Common Stock, $0.04 par value per share (the “Common Stock”), and ten million (10,000,000) shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”). The holders of Common Stock shall, subject to the limitations provided herein (including, without limitation, the rights attaching to the Preferred Stock), (a) be entitled to one vote per share; (b) be entitled to such dividends as the board of directors of the corporation (the “Board”) may from time to time declare; (c) in the event of a winding-up or dissolution of the corporation, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the corporation; and (d) generally be entitled to enjoy all of the rights attaching to common stock under the TBOC.

Subject to the limitations set forth elsewhere herein, the Board is authorized to provide, by a vote of at least seventy-five percent (75%) of the directors then in office, for the issuance of the Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the terms, including designation, powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series (and, for the avoidance of doubt, such matters and the issuance of such Preferred Stock shall not be deemed to vary the rights attached to the Common Stock or, subject to the terms of any other series of Preferred Stock, to vary the rights attached to any other series of Preferred Stock). The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(a) the number of shares constituting that series and the distinctive designation of that series;

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(b) the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of the payment of dividends on shares of that series;

(c) whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

(d) whether that series shall have conversion or exchange privileges (including, without limitation, conversion into Common Stock), and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board shall determine;

(e) whether or not the shares of that series shall be redeemable or repurchaseable, and, if so, the terms and conditions of such redemption or repurchase, including the manner of selecting shares for redemption or repurchase if less than all shares are to be redeemed or repurchased, the date or dates upon or after which they shall be redeemable or repurchaseable, and the amount per share payable in case of redemption or repurchase, which amount may vary under different conditions and at different redemption or repurchase dates;

(f) whether that series shall have a sinking fund for the redemption or repurchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(g) the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the corporation or any subsidiary of any issued shares of the corporation;

(h) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment in respect of shares of that series; and

(i) any other relative participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Any share of Preferred Stock of any series which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of any other class or classes shall have the status of authorized and unissued Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board or as part of any other series of Preferred Stock, all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board providing for the issue of any series of Preferred Stock.

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At the discretion of the Board, whether or not in connection with the issuance and sale of any shares or other securities of the corporation, the corporation may issue securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights, or obligations on such terms, conditions and other provisions as are fixed by the Board, including, without limiting the generality of this authority, conditions that preclude or limit any person or persons owning or offering to acquire a specified number or percentage of the issued shares of Common Stock, other shares, option rights, securities having conversion or option rights, or obligations of the corporation or transferee of the person or persons from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights, or obligations.

All the rights attaching to a share of treasury stock shall be suspended and shall not be exercised by the corporation while it holds such treasury stock and, except where required by the TBOC, all treasury stock shall be excluded from the calculation of any percentage or fraction of the share capital, or shares, of the corporation.

If, at any time, the capital stock is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not the corporation is being wound-up, be varied with the consent in writing of the holders of 66 2/3% of the issued shares of that class or by a resolution passed by holders of 66 2/3% of the shares of the class represented in person or by proxy at a meeting at which a quorum is present or otherwise by consent as set forth in the bylaws. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

Prior to its conversion into a Texas corporation, Forbes Bermuda created, by a resolution of the Board, a series of Preferred Stock designated as Series A Junior Participating Preferred Shares (the “Series A Preferred Stock”) and a series of Preferred Stock designated as Series B Senior Convertible Preferred Shares (the “Series B Preferred Stock”). The designations, powers, preferences and other special rights of the Series A Preferred Stock and Series B Preferred Stock, and the qualifications, limitations or restrictions thereof, as applicable to the corporation following its conversion into Texas, are set forth in Appendix A and Appendix B hereto, respectively (and for the purposes of this certificate of formation, Appendix A and Appendix B are deemed to be the certificates of designation for the Series A Preferred Stock and Series B Preferred Stock, respectively).

At the Effective Time (as defined in Article Ten), (i) each common share, $0.04 par value, of Forbes Bermuda issued and outstanding immediately prior to the Effective Time shall become and for all purposes be deemed to be one issued and outstanding, fully paid and non-assessable share of Common Stock of the corporation., without any action required on the part of the corporation, its stockholders or Forbes Bermuda’s Shareholders, and any share certificate that, immediately prior to the Effective Time, represented common shares of Forbes Bermuda shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares

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of Common Stock, and (ii) each of the Series B Senior Convertible Preferred Shares of Forbes Bermuda issued and outstanding immediately prior to the Effective Time shall become and for all purposes be deemed to be one issued and outstanding, fully paid and non-assessable share of Series B Preferred Stock, without any action required on the part of the corporation, its stockholders or Forbes Bermuda’s Shareholders, and any share certificate that, immediately prior to the Effective Time, represented any Series B Preferred Shares of Forbes Bermuda shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the same number of shares of Series B Preferred Stock of the corporation.

ARTICLE EIGHT

AMENDMENT OF BYLAWS

The bylaws of the corporation shall not be rescinded, altered or amended until the same has been approved by a majority of the Directors then in office and by a resolution of the Shareholders. Further bylaws 14, 15, 32, 34, 36 and 63 may not be rescinded, altered or amended (and no new bylaw may be made which would have the effect of rescinding, altering or amending the provisions of such bylaws) until the same has been approved by a resolution of the Board, including the affirmative vote of not less than two-thirds of the Directors then in office and by a resolution of the Shareholders including the affirmative vote of not less than two-thirds of the voting shares.

ARTICLE NINE

LIABILITY OF DIRECTORS

No director of the corporation shall be personally liable to the corporation or the shareholders thereof for monetary damages for an act or omission in the director’s capacity as director, except for liability for any of the following:

(a)	a breach of the director’s duty of loyalty to the corporation or its shareholders;

(b)	an act or omission not in good faith that constitutes a breach of the director’s duty to the corporation;

(c)	an act or omission not in good faith that involves intentional misconduct or a knowing violation of the law;

(d)	a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties; or

(e)	an act or omission for which the director’s liability is provided expressly by an applicable statute.

If the TBOC is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended.

ARTICLE TEN

EFFECTIVE TIME

This certificate of formation shall be effective as of 6:00 a.m., Central time, on August 12, 2011 (the “Effective Time”).

[Signature Page to Follow]

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IN WITNESS WHEREOF, I have signed this certificate of formation this 12th day of August, 2011.

/s/ L. Melvin Cooper
L. Melvin Cooper, Executive Vice President, Chief Financial Officer and Assistant Secretary

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Appendix A

Certificate of Designation of the Series A Preferred Stock

[See Attached]

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Appendix B

Certificate of Designation of the Series B Preferred Stock

[See Attached]

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CERTIFICATE OF DESIGNATION

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF

FORBES ENERGY SERVICES LTD.

Pursuant to the authority conferred upon the Board of Directors of the Company by its certificate of formation (the “Certificate of Formation”) and its bylaws (the “Bylaws”), a series of preferred stock, par value $0.01 each (shares of any authorized series of preferred stock, the “Preferred Stock”) be and it hereby is established, in the number and having the designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, set forth below:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series shall be six hundred thousand (600,000).

Section 2. Dividends and Distributions.

(A) Subject to the provisions for adjustment hereinafter set forth, and subject to the Texas Business Organizations Code, as amended, the holders of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, (i) cash dividends in an amount per share (rounded to the nearest cent) equal to 100 times the aggregate per share amount of all cash dividends declared or paid on the Common Stock, $.04 par value per share, of the Company (the “Common Stock”) and (ii) a preferential cash dividend (the “Preferential Dividends”), if any, on the first day of January, April, July and October of each year (each a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share of Series A Preferred Stock or fraction of a share of Series A Preferred Stock, in an amount equal to $1.00 per share of Series A Preferred Stock less the per share amount of all cash dividends declared on the Series A Preferred Stock pursuant to clause (i) of this sentence since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share of Series A Preferred Stock or fraction of a share of Series A Preferred Stock. If the Company shall, at any time after the issuance of any shares of Series A Preferred Stock or fraction of a share of Series A Preferred Stock, make any distribution on the Common Stock of the Company, whether by way of a dividend or a reclassification of shares, a recapitalization, reorganization or partial liquidation of the Company or otherwise, which is payable in cash or any debt security, debt instrument, real or personal property or any other property (other than cash dividends subject to the immediately preceding sentence, a distribution of Common Stock or other capital stock of the Company or a distribution of rights or warrants to acquire any such share, including any debt security convertible into or exchangeable for any such share, at a price less than the Fair Market Value of such share), then and in each such event the Company shall simultaneously pay on each then outstanding share of Series A Preferred Stock of the Company a distribution, in like kind, of 100 times such distribution paid on a share of Common Stock (subject to the provisions for adjustment hereinafter set forth). The dividends and distributions on the Series A Preferred Stock to which holders thereof are entitled pursuant to clause (i) of the first sentence of this paragraph and pursuant to the second sentence of this paragraph are hereinafter referred to as

Exhibit C - 1

“Participating Dividends” and the multiple of such cash and non-cash dividends on the Common Stock applicable to the determination of the Participating Dividends, which shall be 100 initially but shall be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Dividend Multiple”. If the Company shall at any time after May 19, 2008 declare or pay any dividend or make any distribution on Common Stock payable in Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Dividend Multiple thereafter applicable to the determination of the amount of Participating Dividends which holders of Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple applicable immediately before such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

(B) The Company shall declare each Participating Dividend at the same time it declares any cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid. No cash or non-cash dividend or distribution on the Common Stock in respect of which a Participating Dividend is required to be paid shall be paid or set aside for payment on the Common Stock unless a Participating Dividend in respect of such dividend or distribution on the Common Stock shall be simultaneously paid, or set aside for payment, on the Series A Preferred Stock.

(C) Preferential Dividends shall begin to accrue on outstanding Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issuance of any shares of Series A Preferred Stock. Accrued but undeclared or unpaid Preferential Dividends shall cumulate but shall not bear interest. Preferential Dividends paid on the Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued, declared and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

Section 3. Voting Rights. The holders of Series A Preferred Stock shall have the following voting rights:

(A) Subject to the provisions for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company. The number of votes which a holder of Series A Preferred Stock is entitled to cast, as the same may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Vote Multiple”. If the Company shall at any time after May 19, 2008 declare or pay any dividend on Common Stock payable in Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Vote Multiple thereafter applicable to the determination of the number of votes per share to which holders of Series A Preferred Stock shall be entitled after such event shall be the Vote Multiple immediately before such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

Exhibit C - 2

(B) Except as otherwise provided by law or in this Designation, the Certificate of Formation or the Bylaws of the Company, the holders of Series A Preferred Stock and the holders of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(C) If the Preferential Dividends accrued on the Series A Preferred Stock for four or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid or set apart for payment, the holders of record of Preferred Stock of the Company of all series (including the Series A Preferred Stock), other than any series in respect of which such right is expressly withheld by the Bylaws of the Company or the authorizing resolutions designating the rights in respect thereof, shall have the right, at the next meeting of shareholders called for the election of directors, to elect two members to the Board of Directors, which directors shall be in addition to the number required by the Bylaws before such event, to serve until the next Annual Meeting and until their successors are elected and qualified or their earlier resignation, removal or incapacity or until such earlier time as all accrued and unpaid Preferential Dividends upon the outstanding Series A Preferred Stock shall have been paid (or set aside for payment) in full. The holders of Series A Preferred Stock shall continue to have the right to elect directors as provided by the immediately preceding sentence until all accrued and unpaid Preferential Dividends upon the outstanding Series A Preferred Stock shall have been paid (or set aside for payment) in full. Such directors may be removed and replaced by such shareholders, and vacancies in such directorships may be filled only by such shareholders (or by the remaining director elected by such shareholders, if there be one) in the manner permitted by law; provided, however, that any such action by shareholders shall be taken at a meeting of shareholders and shall not be taken by written consent thereto.

(D) Except as otherwise set forth herein or required by law, or the Bylaws of the Company, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

Section 4. Certain Restrictions.

(A) Whenever Preferential Dividends or Participating Dividends are in arrears, whether or not declared, or the Company shall be in default of payment thereof, thereafter and until all accrued and unpaid Preferential Dividends and Participating Dividends, whether or not declared, on Series A Preferred Stock outstanding shall have been paid or set aside for payment in full, and in addition to any and all other rights which any holder of Series A Preferred Stock may have in such circumstances, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares ranking on a parity as to dividends with the Series A Preferred Stock, unless dividends are paid ratably on the Series A Preferred Stock and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled if the full dividends accrued thereon were to be paid;

Exhibit C - 3

(iii) except as permitted by subparagraph (iv) of this paragraph 4(A), redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity shares in exchange for any shares of the Company ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series A Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares ranking on a parity with the Series A Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Company shall not permit any Subsidiary (as hereinafter defined) of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. A “Subsidiary” of the Company shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the Board of Directors or other persons performing similar functions are beneficially owned, directly or indirectly, by the Company or by any corporation or other entity that is otherwise controlled by the Company.

(C) The Company shall not issue any Series A Preferred Stock except upon exercise of Rights issued pursuant to that certain Rights Agreement dated as of May 19, 2008 between the Company and CIBC Mellon Trust Company, as Rights Agent, a copy of which is on file with the Assistant Secretary of the Company at its principal executive office and shall be made available to shareholders of record without charge upon written request therefor addressed to said Assistant Secretary. Notwithstanding the foregoing sentence, nothing contained in the provisions hereof shall prohibit or restrict the Company from issuing for any purpose any series of Preferred Stock with rights and privileges similar to, different from or greater than those of the Series A Preferred Stock.

Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their retirement and cancellation shall become authorized but unissued Preferred Stock, without designation as to series, and such shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors in accordance with the Bylaws.

Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made

Exhibit C - 4

(i) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless the holders of Series A Preferred Stock shall have received, subject to adjustment as hereinafter provided, (A) $100.00 per share plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (B) if greater than the amount specified in clause (i)(A) of this sentence, an amount equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, as the same may be adjusted as hereinafter provided, and (ii) to the holders of shares ranking on a parity upon liquidation, dissolution or winding up with the Series A Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of Series A Preferred Stock are entitled under clause (i)(A) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series A Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Company pursuant to clause (i)(B) of the foregoing sentence is hereinafter referred to as the “Participating Liquidation Amount” and the multiple of the amount to be distributed to holders of Common Stock upon the liquidation, dissolution or winding up of the Company applicable pursuant to said clause to the determination of the Participating Liquidation Amount, as said multiple may be adjusted from time to time as hereinafter provided, is hereinafter referred to as the “Liquidation Multiple”. If the Company shall at any time after May 19, 2008 declare or pay any dividend on Common Stock payable in Common Stock, or effect a subdivision or split or a combination, consolidation or reverse split of the outstanding Common Stock into a greater or lesser number of shares of Common Stock, then in each such case the Liquidation Multiple thereafter applicable to the determination of the Participating Liquidation Amount to which holders of Series A Preferred Stock shall be entitled after such event shall be the Liquidation Multiple applicable immediately before such event multiplied by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately before such event.

Section 7. Certain Reclassifications and Other Events.

(A) If holders of Common Stock of the Company receive after May 19, 2008 in respect of their Common Stock any share of capital stock of the Company (other than any shares of Common Stock of the Company), whether by way of reclassification, recapitalization, reorganization, dividend or other distribution or otherwise (a “Transaction”), then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Company of the Series A Preferred Stock shall be adjusted so that after such event the holders of Series A Preferred Stock shall be entitled, in respect of each Series A Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately before such adjustment, to (i) such additional dividends as equal the Dividend Multiple in effect immediately before such Transaction multiplied by the additional dividends which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock, (ii) such additional voting rights as equal the Vote Multiple in effect immediately before such Transaction multiplied by the additional voting rights which the holder of a share of Common Stock shall be entitled to receive by virtue of the receipt in the Transaction of such capital stock and (iii) such additional distributions upon liquidation, dissolution or winding up of the Company as equal the Liquidation Multiple in effect

Exhibit C - 5

immediately before such Transaction multiplied by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Company by virtue of the receipt in the Transaction of such capital stock, as the case may be, all as provided by the terms of such capital stock.

(B) If holders of Common Stock of the Company receive after May 19, 2008 in respect of their Common Stock any right or warrant to purchase Common Stock (including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for Common Stock) at a purchase price per share less than the Fair Market Value (as hereinafter defined) of a share of Common Stock on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon the liquidation, dissolution or winding up of the Company of the Series A Preferred Stock shall each be adjusted so that after such event the Dividend Multiple, the Vote Multiple and the Liquidation Multiple shall each be the product of the Dividend Multiple, the Vote Multiple and the Liquidation Multiple, as the case may be, in effect immediately before such event multiplied by a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the maximum number of shares of Common Stock which could be acquired upon exercise in full of all such rights or warrants and the denominator of which shall be the number of shares of Common Stock outstanding immediately before such issuance of rights or warrants plus the number of shares of Common Stock which could be purchased, at the Fair Market Value of the Common Stock at the time of such issuance, by the maximum aggregate consideration payable upon exercise in full of all such rights or warrants.

(C) If holders of Common Stock of the Company receive after May 19, 2008 in respect of their Common Stock any right or warrant to purchase shares of the Company (other than Common Stock), including as such a right, for all purposes of this paragraph, any security convertible into or exchangeable for shares of the Company (other than Common Stock), at a purchase price per share less than the Fair Market Value of such shares on the date of issuance of such right or warrant, then and in each such event the dividend rights, voting rights and rights upon liquidation, dissolution or winding up of the Company of the Series A Preferred Stock shall each be adjusted so that after such event each holder of a share of Series A Preferred Stock shall be entitled, in respect of each share of Series A Preferred Stock held, in addition to such rights in respect thereof to which such holder was entitled immediately before such event, to receive (i) such additional dividends as equal the Dividend Multiple in effect immediately before such event multiplied, first, by the additional dividends to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the shares which could be acquired upon such exercise and multiplied again by the Discount Fraction (as hereinafter defined) and (ii) such additional voting rights as equal the Vote Multiple in effect immediately before such event multiplied, first, by the additional voting rights to which the holder of a share of Common Stock shall be entitled upon exercise of such right or warrant by virtue of the shares which could be acquired upon such exercise and multiplied again by the Discount Fraction and (iii) such additional distributions upon liquidation, dissolution or winding up of the Company as equal the Liquidation Multiple in effect immediately before such event multiplied, first, by the additional amount which the holder of a share of Common Stock shall be entitled to receive upon liquidation, dissolution or winding up of the Company upon exercise of such right or warrant by virtue of the shares which could be acquired upon such exercise and multiplied again by the Discount Fraction. For purposes of this paragraph, the “Discount Fraction” shall be a fraction

Exhibit C - 6

the numerator of which shall be the difference between the Fair Market Value of a share of the capital stock subject to a right or warrant distributed to holders of Common Stock of the Company as contemplated by this paragraph immediately after the distribution thereof and the purchase price per share for such share pursuant to such right or warrant and the denominator of which shall be the Fair Market Value of such share immediately after the distribution of such right or warrant.

(D) For purposes of this Section 7, the “Fair Market Value” of a share of the Company (including a Common Stock) on any date shall be deemed to be the average of the daily closing price per share thereof over the thirty consecutive Trading Days (as such term is hereinafter defined) immediately before such date; provided, however, that, if such Fair Market Value of any such share is determined during a period which includes any date that is within thirty Trading Days after (i) the ex-dividend date for a dividend or distribution payable in such shares of such stock or securities convertible into shares of such stock, or (ii) the effective date of any subdivision, split, combination, consolidation, reverse stock split or reclassification of such stock, then, and in each such case, the Fair Market Value shall be appropriately adjusted by the Board of Directors of the Company to take into account ex-dividend or post-effective date trading. The closing price for any day shall be the last sale price, regular way, or, in case, no such sale takes place on such day, the average of the closing bid and asked prices, regular way (in either case, as reported in the applicable transaction reporting system with respect to securities listed or admitted to trading on the Toronto Stock Exchange), or, if the shares are not listed or admitted to trading on the Toronto Stock Exchange or the Toronto Stock Exchange is not the principal national securities exchange on which the shares are listed or admitted to trading, as reported in the applicable transaction reporting system with respect to securities listed on the principal national securities exchange on which the shares are listed or admitted to trading or, if the shares are not listed or admitted to trading on any national securities exchange, the last quoted price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) or such other system then in use, or if on any such date the shares are not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the shares selected by the Board of Directors of the Company. The term “Trading Day” shall mean a day on which the principal national securities exchange on which the shares are listed or admitted to trading is open for the transaction of business or, if the shares are not listed or admitted to trading on any national securities exchange, on which the Toronto Stock Exchange or such other national securities exchange as may be selected by the Board of Directors of the Company is open. If the shares are not publicly held or not so listed or traded on any day within the period of thirty Trading Days applicable to the determination of Fair Market Value thereof as aforesaid, “Fair Market Value” shall mean the fair market value thereof per share as determined in good faith by the Board of Directors of the Company. In either case referred to in the foregoing sentence, the determination of Fair Market Value shall be described in a statement filed with the Secretary of the Company.

Section 8. Consolidation, Merger, etc. If the Company shall enter into any consolidation, merger, combination, amalgamation or other transaction in which the Common Stock is exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each outstanding share of Series A Preferred Stock shall at the same time

Exhibit C - 7

be similarly exchanged for or changed into the aggregate amount of shares, securities, cash and/or other property (payable in like kind), as the case may be, for which or into which each share of Common Stock is changed or exchanged multiplied by the highest of the Vote Multiple, the Dividend Multiple or the Liquidation Multiple in effect immediately before such event.

Section 9. Effective Time of Adjustments.

(A) Adjustments to the Series A Preferred Stock required by the provisions hereof shall be effective as of the time at which the event requiring such adjustments occurs.

(B) The Company shall give prompt written notice to each holder of a share of Series A Preferred Stock of the effect of any adjustment to the voting rights, dividend rights or rights upon liquidation, dissolution or winding up of the Company of such shares required by the provisions hereof. Notwithstanding the foregoing sentence, the failure of the Company to give such notice shall not affect the validity of or the force or effect of or the requirement for such adjustment.

Section 10. No Redemption. The Series A Preferred Stock shall not be redeemable at the option of the Company or any holder thereof. Notwithstanding the foregoing sentence of this Section, the Company may acquire Series A Preferred Stock in any other manner permitted by law, the provisions hereof or Bylaws of the Company.

Section 11. Ranking. Unless otherwise provided in the Bylaws of the Company or the rights relating to a subsequent series of preferred stock of the Company, the Series A Preferred Stock shall rank junior to all other series of the Company’s preferred stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up and senior to the Common Stock.

Section 12. Amendment. Except as contemplated herein, the provisions hereof and the Bylaws of the Company shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series A Preferred Stock without, in addition to any other vote of shareholders required by law, the affirmative vote of the holders of two-thirds or more of the outstanding Series A Preferred Stock, voting together as a single class.

Exhibit C - 8

CERTIFICATE OF DESIGNATION

OF

SERIES B SENIOR CONVERTIBLE PREFERRED STOCK

OF

FORBES ENERGY SERVICES LTD.

Pursuant to the authority conferred upon the board of directors (the “Board of Directors”) of Forbes Energy Services Ltd. (the “Company”) by its certificate of formation (the “Certificate of Formation”) and its bylaws (the “Bylaws”), a series of preferred stock, par value $0.01 each (shares of any authorized series of preferred stock, the “Preferred Stock”) be and it hereby is established, in the number and having the designation, preferences, terms, qualifications, limitations, restrictions and relative rights, including voting rights, set forth below:

Section 1. Designation and Amount. The shares of such series shall be designated as “Series B Senior Convertible Preferred Stock” (the “Series B Preferred Stock”) and the number of shares constituting such series shall be eight hundred and twenty-five thousand (825,000).

Section 2. Dividends and Distributions.

(A) Subject to the provisions for adjustment hereinafter set forth, and subject to the Texas Business Organizations Code, as amended (the “TBOC”), the holders of Series B Preferred Stock shall be entitled to receive out of funds legally available for the purpose, preferential dividends in an amount per share (rounded to the nearest cent) equal to five percent (5%) of the Series B Original Issue Price (as defined in paragraph 2(B) of this Section 2) (or $1.25) per annum per share, payable quarterly on the 28th day of February, May, August and November, respectively (the “Quarterly Payment Date”), in each year during which any shares of Series B Preferred Stock remain issued and outstanding (the “Preferential Dividends”). The Preferential Dividends shall accrue from the Issuance Date (as defined in paragraph 8(A) of Section 8), whether or not declared; shall be fully cumulative, prior and in preference to any declaration or payment of any dividend or other distribution on any other class or series of capital stock of the Company that is junior to the Series B Preferred Stock including, for greater certainty, the Series A Junior Participating Preferred Stock described in the Company’s rights agreement with CIBC Mellon Trust Company, as rights agent (the “Series A Junior Participating Preferred Stock”), and the common stock, par value $0.04 each (the “Common Stock”) of the Company. Except with the consent in writing of the holders of the Series B Preferred Stock, no dividend will at any time be declared and paid on or set apart for payment on any other class or series of capital stock of the Company that ranks in parity with the Series B Preferred Stock (the “Parity Stock”) in any quarter unless the Preferential Dividends on all the Series B Preferred Stock outstanding prior to such payment have been declared and paid through the most recent Quarterly Payment Date either prior to or coincidental with the payment of such dividends on the Parity Stock. The Preferential Dividends shall be payable, at the sole election of the Company, (i) in cash or (ii) in kind in the form of additional Series B Preferred Stock (with an issue price equal to the Series B Original Issue Price).

(B) If the Company elects to pay a Preferential Dividend in kind in the form of additional Series B Preferred Stock, subject to paragraph 7(D) of Section 7, the Company shall issue and deliver to each holder of the Series B Preferred Stock certificates representing the number of additional shares of Series B Preferred Stock equal to the Preferential Dividend not paid in cash divided by twenty-five dollars ($25.00) (the “Series B Original Issue Price”). Subject to paragraph 7(D) of Section 7, any fractional share owing such holder of Series B Preferred Stock shall be held by the Company and paid in the form of a whole share when any fractional shares owed to such holder of Series B Preferred Stock equal at least one whole share and any such fractional shares thereafter to be held and accounted for by the Company in accordance with generally accepted accounting principles until paid as a whole share or shares. The Company shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock such number of its duly authorized shares of Series B Preferred Stock as shall be sufficient to pay in kind all unpaid and potential Preferential Dividends that the outstanding Series B Preferred Stock (and any shares of Series B Preferred Stock that may be issued as Preferential Dividends) may accrue prior to the Maturity Date (as defined in Section 10) (the “Potential In-Kind Dividends”). If at any time the number of authorized but unissued shares of Series B Preferred Stock shall not be sufficient to pay the Potential In-Kind Dividends, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Series B Preferred Stock to such number of shares as shall be sufficient for such purposes, including, amending this Certificate of Designation pursuant to Section 12.

(C) Notwithstanding the foregoing, in the event that (i) the payment of a Preferential Dividend in cash would cause the Company to violate a covenant (“Cash Restriction”) under any of the agreements governing the Company’s debt facilities in existence on the Issuance Date (as defined in Section 8), as subsequently amended, supplemented, modified or replaced (the “Debt Agreements”), and (ii) the payment of a Preferential Dividend in kind would trigger a change of control provision in any of the Debt Agreements (“In-Kind Restriction”), the Company’s obligation to pay, in cash or in kind, Preferential Dividends would be suspended until the earlier to occur of and, with respect to subparagraph (a), only to the extent, (a) the Cash Restriction or the In-Kind Restriction is removed or lapses in applicability, or (b) February 16, 2015. During any period of time when the payment of Preferential Dividends is suspended, the Series B Preferred Stock shall continue to accrue and accumulate Preferential Dividends.

Section 3. Voting Rights.

(A) The holders of Series B Preferred Stock shall not be entitled to any voting rights, except as provided in paragraph 3(B) of this Section 3, the Certificate of Formation, the Bylaws or otherwise under the TBOC.

(B) If the Preferential Dividends accrued on the Series B Preferred Stock for eight or more quarterly dividend periods, whether consecutive or not, shall not have been declared and paid in full, either in cash or in kind, the holders of record of the Series B Preferred Stock shall be entitled to notice of any shareholder meeting in accordance with the Bylaws and each holder of Series B Preferred Stock shall in such event be entitled to vote with the holders of the Common Stock, upon all matters presented to the shareholders of the Company for their action or consideration at any meeting of shareholders of the Company (or by written consent of shareholders in lieu of meeting), to cast the number of votes equal to the number of whole shares of Common Stock into which the Series B Preferred Stock held by such holder are convertible

(as set out in Section 7) as of the record date for determining shareholders entitled to vote on such matter (the “Preferential Voting Rights”). Except as provided by law or elsewhere herein, holders of Series B Preferred Stock shall vote together with the holders of Common Stock as a single class.

(C) The voting rights provided in paragraph 3(B) of this Section 3 shall cease upon payment in full, in cash or in kind, by the Company of all the dividends then in arrears to which the holders are entitled on the Series B Preferred Stock.

Section 4. Certain Restrictions.

(A) Whenever Preferential Dividends have not been paid through the most recent Quarterly Payment Date, thereafter and until all such unpaid Preferential Dividends on Series B Preferred Stock outstanding shall have been paid in full or set aside for payment on the date declared for payment, and in addition to any and all other rights which any holder of Series B Preferred Stock may have in such circumstances, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration, any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any Parity Stock, other than in accordance with paragraph 2(A) of Section 2;

(iii) except as permitted by subparagraph (iv) of this paragraph 4(A), redeem or purchase or otherwise acquire for consideration any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Stock, provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for any shares of the Company ranking junior (both as to dividends and upon liquidation, dissolution or winding up) to the Series B Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series B Preferred Stock, or any shares ranking on a parity with the Series B Preferred Stock (either as to dividends or upon liquidation, dissolution or winding up), except in accordance with a purchase offer made to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) Notwithstanding the foregoing, nothing in Section 4(A) will prohibit the purchase by the Company of, or the payment of cash in lieu of the issuance of, fractional shares of the Company arising out of any bonus issue of shares, share consolidations or subdivisions, stock dividends, splits or combinations or business combinations.

(C) The Company shall not permit any Subsidiary (as hereinafter defined) of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner. A “Subsidiary” of the Company shall mean any corporation or other entity of which securities or other ownership interests having ordinary voting power sufficient to elect a majority of the Board of Directors or other persons performing similar functions are beneficially owned, directly or indirectly, by the Company or by any corporation or other entity that is otherwise controlled by the Company.

(D) While any shares of Series B Preferred Stock remain issued and outstanding, the Company shall not issue any series of Preferred Stock with rights and privileges senior to or greater than those of the Series B Preferred Stock.

Section 5. Reacquired Stock. Any shares of Series B Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares upon their retirement and cancellation shall become authorized but unissued Preferred Stock, without designation as to series, and such shares may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors in accordance with the Certificate of Formation and Bylaws.

Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, no distribution shall be made (i) to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Stock including, for greater certainty, the Series A Junior Participating Preferred Stock and the Common Stock of the Company, unless the holders of Series B Preferred Stock shall have received, subject to adjustment as provided in Section 8, an amount equal to the Series B Original Issue Price per share plus an amount equal to accumulated and unpaid dividends and distributions thereon to the date of such payment, and (ii) to the holders of shares ranking on a parity upon liquidation, dissolution or winding up with the Series B Preferred Stock, unless simultaneously therewith distributions are made ratably on the Series B Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of Series B Preferred Stock are entitled under clause (i) of this sentence and to which the holders of such parity shares are entitled, in each case upon such liquidation, dissolution or winding up. The amount to which holders of Series B Preferred Stock may be entitled upon liquidation, dissolution or winding up of the Company pursuant to clause (i) of the foregoing sentence is hereinafter referred to as the “Liquidation Amount.”

Section 7. Conversion Rights.

(A) Each of the shares of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into thirty-six (36) fully paid and nonassessable shares of Common Stock (the “Conversion Rate”). Such Conversion Rate shall be subject to adjustment as provided in Section 8 below. In the event of a Redemption Notice (as defined below) of any share of Series B Preferred Stock pursuant to Section 9, the conversion rights of the shares designated for redemption shall terminate at the close of business on the last full day preceding the date fixed for redemption, unless the redemption price is not fully paid on such redemption date, in which case the conversion rights for such shares shall continue until such price is paid in full. In the event of a liquidation, dissolution or winding up of the Company, the conversion rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of the Liquidation Amount to the holders of Series B Preferred Stock.

(B) Notwithstanding anything herein, no holder of Series B Preferred Stock shall be entitled to effect and no holder shall effect any conversion of Series B Preferred Stock to the extent that after giving effect to such conversion and taking into account any Common Stock already owned by such holder (together with the holder’s affiliates), the holder (together with the holder’s affiliates) would beneficially own twenty percent (20%) or more of the number of shares of Common Stock outstanding immediately after giving effect to such conversion.

(C) No fractional shares of Common Stock shall be issued upon conversion of the Series B Preferred Stock. In lieu of any fractional shares of Common Stock to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the fair market value (as defined below), unless the Company determines, in its sole discretion, that such cash payment would cause the Company to be in violation of a Debt Agreement, in which case any fractional share of Common Stock to which the holder would otherwise be entitled shall be forfeited. For the purpose hereof, the fair market value of a share of Common Stock (the “Common Stock Fair Market Value”) shall be determined by:

(i) its trailing five (5) day volume weighted average trading price per share of the Common Stock on the date immediately preceding the date of conversion of such Series B Preferred Stock on (a) the Toronto Stock Exchange (the “TSX”), converted into U.S. dollars at the average noon rate for converting Canadian dollars into U.S dollars as quoted by the Bank of Canada (or, if no longer available, by another institution selected by the Board of Directors) during such five (5) day trading period; or (b) on such other market or exchange as the Common Stock may then trade, in the event that the Common Stock is not then traded on the TSX; or

(ii) the Board of Directors in good faith, in the event that the Common Stock is not then traded on any market or exchange;

(D) In order for a holder of Series B Preferred Stock to voluntarily convert Series B Preferred Stock into Common Stock, such holder shall request from the Company the total number of shares of Common Stock outstanding and the Conversion Rate, as adjusted pursuant to Section 8, if applicable. The chief executive officer or chief financial officer of the Company shall provide the holder with such information as soon as reasonably practicable, but in any event within one (1) business day after receipt of notice of the request. After receiving this information from the Company, the holder desiring to convert shall, within one (1) business day, provide the Company with a certificate, in the form attached hereto as Exhibit A (the “Conversion Certificate”), certifying (i) the number of shares of Common Stock currently held by such holder (together with such holder’s affiliates), (ii) the number of shares of Series B Preferred Stock that the holder elects to convert, (iii) the name or the names of the nominees in which such holder wishes the certificate or certificates of Common Stock to be issued and the number of shares of Common Stock that will be held by such holder and such holder’s affiliates after the conversion and (iv) whether, based on the number of shares of Common Stock outstanding represented by the Company, the conversion complies with paragraph (B) of this Section 7. Together with the Conversion Certificate, the holders should provide the Company with the certificate or certificates for such Series B Preferred Stock (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Company to indemnify the Company against any claim that may be made against the Company on account of the alleged loss, theft or destruction of such certificate), at the principal office of the Company’s transfer agent for the Series B Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent for the Series B Preferred Stock).

Absent manifest error on the Conversion Certificate, the close of business on the date of receipt by the Company’s transfer agent (or by the Company if the Company serves as its own transfer agent) of such Conversion Certificate and such Series B Preferred Stock certificates (or lost certificate affidavit and agreement) shall be the time of conversion (the “Conversion Time”) and the Company shall cause the Company’s transfer agent for its Common Stock to, as soon as practicable after the Conversion Time, (a) issue and deliver to such holder of Series B Preferred Stock, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the shares of Series B Preferred Stock represented by the surrendered certificate that were not converted into Common Stock, (b) if required by paragraph 7(C) of this Section 7, pay in cash such amount as provided therein in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and (c) pay in cash or in kind (as provided in Section 2) all dividends (accumulated but unpaid through the Conversion Time) on the Series B Preferred Stock converted. Business day means any day, other than a Saturday or a Sunday, upon which banks are open for business in Toronto, Ontario and Houston, Texas. If the Company elects to pay such accumulated but unpaid dividends in kind, the holder submitting the Series B Preferred Stock for conversion under this Section 7 shall be deemed to have also submitted for conversion the Series B Preferred Stock otherwise payable under this subparagraph (b) (the “In-Kind Stock Conversion”), which In-Kind Stock Conversion will be added to the other Series B Preferred Stock of such holder submitted for conversion for purposes of the fractional share calculation under subparagraph (b) of this paragraph 7(D) of Section 7, if applicable. The Common Stock issuable upon conversion of the Series B Preferred Stock submitted for conversion under this Section 7 (along with any such shares that are deemed to be converted under this Section 7) shall be deemed to be outstanding of record as of the date on which the Conversion Time occurs.

(E) The Company shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued capital stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all the outstanding Series B Preferred Stock (including any In-Kind Stock Conversion); and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding Series B Preferred Shares, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Certificate of Formation. Before taking any action which would cause an adjustment to the Conversion Rate such that the Series B Original Issue Price per share divided by the Conversion Rate would be less than the then par value of the Common Stock issuable upon conversion of the Series B Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Rate.

(F) All Series B Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Common Stock in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in paragraph 7(C) of this Section 7 and to receive payment of any dividends pursuant to paragraph 7(D)(iii) of this Section 7. Upon any such conversion, no adjustment to the Conversion Rate shall be made for any accumulated but unpaid dividends on the Series B Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(G) The Company shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Common Stock upon conversion of Series B Preferred Stock pursuant to this Section 7. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Common Stock in a name other than that in which the Series B Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

Section 8. Certain Reclassifications and Other Events.

(A) If the Company shall at any time or from time to time after May 28, 2010 (the “Issuance Date”) effect a subdivision of the outstanding Common Stock, the Conversion Rate in effect immediately before that subdivision shall be proportionately increased so that the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding. If the Company shall at any time or from time to time after the Issuance Date consolidate the outstanding Common Stock, the Conversion Rate in effect immediately before the consolidation shall be proportionately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

(B) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional Common Stock, then and in each such event the Conversion Rate in effect immediately before such event shall be increased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Rate then in effect by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Rate shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Rate shall be adjusted pursuant to this paragraph (C) of Section 8 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of Series B Preferred Stock simultaneously receive a dividend or other distribution of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding Series B Preferred Stock had been converted into Common Stock on the date of such event.

(C) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company (other than a distribution of Common Stock in respect of outstanding Common Stock) or in other property (excluding cash), then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Series B Preferred Stock had been converted into Common Stock on the date of such event.

(D) If there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series B Preferred Stock) are converted into or exchanged for securities, cash or other property (other than a transaction covered by paragraphs (B) and (C) of this Section 8), then, following any such reorganization, recapitalization, reclassification, consolidation, merger or amalgamation, each share of Series B Preferred Stock shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock of the Company issuable upon conversion of one share of Series B Preferred Stock immediately prior to such reorganization, recapitalization, reclassification, consolidation, merger or amalgamation would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 8 with respect to the rights and interests thereafter of the holders of the Series B Preferred Stock, to the end that the provisions set forth in this Section 8 (including provisions with respect to changes in and other adjustments of the Conversion Rate) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(E) In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend payable in cash, which is greater in value than five percent (5%), on a cumulative basis over the previous twelve months prior to such making, issuing or fixing, of the then current Common Stock Fair Market Value, then and in each such event the holders of Series B Preferred Stock shall receive, simultaneously with the distribution to the holders of Common Stock, a dividend payable in cash in an amount equal to the amount in excess of five percent (5%) of the then current Common Stock Fair Market Value per share of Common Stock they would have received if all outstanding Series B Preferred Stock had been converted into Common Stock on the date of such event.

(F) Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 8, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than twenty (20) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series B Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, as promptly as reasonably practicable after the written request at any time of any holder of Series B Preferred Stock (but in any event not later than twenty (20) days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Rate then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series B Preferred Stock.

(G) In the event:

(i) the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series B Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Company, any reclassification of the Common Stock of the Company; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company will send or cause to be sent to the holders of the Series B Preferred Stock a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, consolidation, merger, amalgamation, transfer, dissolution, liquidation or winding-up is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon the conversion of the Series B Preferred

Stock) shall be entitled to exchange their Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, amalgamation, transfer, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series B Preferred Stock and the Common Stock. Such notice shall be sent at least thirty (30) days prior to the record date or effective date for the event specified in such notice.

(H) Adjustments to the Series B Preferred Stock required by the provisions of this Section 8 shall be effective as of the time at which the event requiring such adjustments occurs.

Section 9. Optional Redemption.

(A) The Series B Preferred Stock may be redeemed by the Company, at its election, out of funds lawfully available therefor, at any time after the third anniversary of the Issuance Date, provided that at the time written notice of redemption is provided to the holders of the Series B Preferred Stock, the Common Stock has a Common Stock Fair Market Value that is greater than 120% of the Series B Issue Price per share divided by the number of shares of Common Stock issuable on conversion of each share of Series B Preferred Stock under the applicable Conversion Rate. The Series B Preferred Stock shall be redeemed by a cash payment equal to the Series B Original Issue Price per share, plus the cash amount of any accumulated and unpaid dividends thereon (the “Redemption Price”) to the date on which the Company proposes to pay the Redemption Price (the “Redemption Date”). Before making any redemption, the Company shall mail by certified or registered mail, return receipt requested, to each record holder of any shares of Series B Preferred Stock, at the address shown on the Company’s records, a written notice (the “Redemption Notice”) stating the number of shares of Series B Preferred Stock that the Company proposes to redeem, the Redemption Price, the Redemption Date, and the place at which the shares to be redeemed shall be surrendered for the Redemption Price. The Redemption Notice must be mailed not more than 60 days nor less than 30 days prior to the redemption.

(B) If less than all of the outstanding Series B Preferred Stock is to be redeemed, the number of shares of Series B Preferred Stock to be redeemed from each holder thereof under this Section 9 shall be the greatest whole number generated by multiplying the total number of shares of Series B Preferred Stock held by such holder by a fraction, the numerator of which shall be the total number of shares of Series B Preferred Stock to be redeemed and the denominator of which shall be the total number of shares of Series B Preferred Stock then outstanding. On and after the Redemption Date specified in the Redemption Notice, each holder of Series B Preferred Stock called for redemption as aforesaid, upon presentation and surrender at the place designated in such notice of the certificate or certificates representing the Series B Preferred Stock to be redeemed (or a properly executed affidavit of lost securities), properly endorsed in blank for transfer or accompanied by proper instruments of assignment in blank, shall be entitled to receive the Redemption Price thereof. From and after the Redemption Date specified in the Redemption Notice, unless default shall be made by the Company in payment of the Redemption Price, all dividends on the Series B Preferred Stock so called for redemption shall cease to accrue, such shares shall not be deemed to be outstanding for any purposes whatsoever, and the rights of the holders thereof shall be solely limited to the right receive payment of the Redemption Price. In the event less than all of the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

Section 10. Mandatory Redemption. On the seventh anniversary of the date of issuance (the “Maturity Date”), the Company shall redeem any shares of Series B Preferred Stock then outstanding at the applicable Redemption Price. For the purpose of this Section 10, the Redemption Price may, at the election of the Company, be paid in cash or Common Stock, valued for such purpose at 95% of the Common Stock Fair Market Value.

Section 11. Ranking. Unless otherwise provided in the Certificate of Formation of the Company or the rights relating to a subsequent series of Preferred Stock of the Company ranking pari passu with the Series B Preferred Stock, the Series B Preferred Stock shall rank senior to all other series of the Company’s Preferred Stock and to the Common Stock as to the payment of dividends and the distribution of assets on liquidation, dissolution or winding up.

Section 12. Amendment. Except as contemplated herein, the provisions hereof and the Certificate of Formation of the Company shall not be amended in any manner which would adversely affect the rights, privileges or powers of the Series B Preferred Stock without, in addition to any other vote of shareholders required by law, the affirmative vote of the holders of 66 2/3% of the outstanding Series B Preferred Stock, voting together as a single class. Notwithstanding the foregoing, in the event that the authorized but unissued Series B Preferred Stock shall not be sufficient to pay the Potential In-Kind Dividends pursuant to paragraph 2(B) of Section 2, without a vote of the holders of the Series B Preferred Stock, the Company may amend this Certificate of Designation of the Series B Preferred Stock to increase the number of shares constituting the Series B Preferred Stock as necessary to ensure there are sufficient authorized but unissued Series B Preferred Stock to pay the Potential In-Kind Dividends.

Section 13. Currency. As used herein, reference to dollar amounts, unless otherwise specifically indicated, shall mean the lawful money of the United States of America.

Section 14. Notice. All notices given pursuant to this certificate of designation shall be done in the manner prescribed in the subscription agreement (including the requirement to provide copies to counsel) whereby the Series B Preferred Stock were originally issued.

EXHIBIT A

Conversion Certificate

Date:

CURRENT HOLDINGS OF COMMON STOCK

Holder

Name:	Number of shares:

Affiliates of Holder

Name:	Number of shares:

Name:	Number of shares:

Total:

PROPOSED CONVERSION OF SERIES B PREFERRED STOCK

Holder

Name:	Number of shares:

Affiliates of Holder

Name:	Number of shares:

Name:	Number of shares:

Total:

CONVERSION RATE, AS ADJUSTED, IF APPLICABLE

HOLDINGS OF COMMON STOCK AFTER PROPOSED CONVERSION (ASSUMING IN-KIND STOCK CONVERSION OF ACCUMULATED BUT UNPAID DIVIDENDS)

Holder

Name:	Number of shares:

Affiliates of Holder

Name:	Number of shares:

Name:	Number of shares:

Total:

PERCENTAGE OF COMMON STOCK HELD AFTER PROPOSED CONVERSION (ASSUMING IN-KIND STOCK CONVERSION OF ACCUMULATED BUT UNPAID DIVIDENDS)

Total number of shares of Common Stock held by the holder and its affiliates after proposed conversion:

Total number of shares of Common Stock outstanding:[1]

Percentage ownership of the holder and its affiliates:		%

[1]

Utilizing information provided by the chief executive officer or chief financial officer of the Company pursuant to paragraph 7(D) of Section 7 of the Certificate of Designation of the Series B Preferred Shares.

NAME AND NUMBER OF SHARES TO BE PLACED ON COMMON STOCK CERTIFICATES

Name:	Number of shares:

Name:	Number of shares:

Name:	Number of shares:

Total:

I,                 ,                  of the holder, certify for an on behalf of the holder, and not in my personal capacity and without personal liability to me, that the foregoing is true and correct as of the date written above and that, based on the number of shares of Common Stock outstanding communicated to holder by the Company, the proposed conversion complies with paragraph (B) of the Section 7 the Certificate of Designation of the Series B Preferred Stock.

[INSERT NAME OF HOLDER]

By:

2